GOLDEN TRIANGLE INDUSTRIES, INC.

              Notice of Annual Meeting of Stockholders
                      to be held May 17, 1997

Albuquerque, New Mexico
April 7, 1997

PLEASE TAKE NOTICE that the Annual Meeting of the Stockholders of Golden Triangle Industries, Inc. will be held on May 17, 1997 at Hyatt Regency, 330 Tijeras N.W., Albuquerque, New Mexico 87102. The meeting will convene at 2:00 p.m. (Mountain Time), for the purpose of considering and acting upon the following:

     (1)  the election of directors;
     (2) the ratification of the selection of Robert Early & Company, P.C. as independent accountants for fiscal year 1997;
     (3) the approval of a proposal to amend the Company's Articles of Incorporation to abolish classification of directors;
     (4) the approval of a proposal for a 1-for-3.5 reverse split of the Company's stock; and
     (5) the transaction of such other business as may properly come before the meeting.

The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 1, 1997 will be entitled to vote at the meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF ADDRESSED ENVELOPE TO ASSURE YOUR REPRESENTATION AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE COMPANY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. YOUR VOTE IS IMPORTANT.

                                        Shawna Owens
                                        Secretary

=================================================================

                         PROXY STATEMENT

                 GOLDEN TRIANGLE INDUSTRIES, INC.
                         P. O. Box 22010
                  Albuquerque, New Mexico 87154
                          (505) 856-5075

The following information is furnished to stockholders of Golden Triangle Industries, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be used at the Annual Meeting of Stockholders to be held on May 17, 1997 (the "Meeting"), and at any adjournment thereof. All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all the directors named herein and in favor of each proposal set forth in the Notice of Meeting.

Any GTII shareholder has the power to revoke his Proxy before its exercise at the Annual Meeting or any adjournment thereof by: (1) giving written notice of revocation to the Secretary of GTII, Shawna Owens, P. O. Box 22010, Albuquerque, New Mexico 87154, prior to the Annual Meeting; (2) giving written notice of revocation to the Secretary at the Annual Meeting; or (3) signing and delivering a Proxy bearing a later date. However, the mere presence at the Annual Meeting of a shareholder who has executed and delivered a valid Proxy will not revoke such Proxy.

There are no dissenters' rights of appraisal.  Neither the By-
Laws nor corporate law of the Company's state of incorporation call for any dissenters' rights of appraisal.

This proxy statement will be transmitted to stockholders on or about April 7, 1997.

                              VOTING

The voting securities of the Company consist of shares of its common stock, $.001 par value (the "Common Stock"). Holders of record of the Common Stock at the close of business on April 1, 1997 will be entitled to vote at the Meeting. Each share of Common Stock entitles its owner to one vote, and cumulative voting is not allowed. The number of shares outstanding of the Common Stock at the close of business on April 1, 1997 was 1,960,377. In addition to the Common Stock, there are 11,586 shares outstanding of Class A Preferred Stock and 188,585 shares outstanding of Class B Preferred Stock ("Preferred Stock"). During 1996 Preferred Stock was issued to shareholders in exchange for Common Stock at a rate of 1-for-10, with the Preferred Stock retaining the same voting rights as if it were Common Stock. Therefore, the holders of Preferred Stock at the close of business on April 1, 1997, are also entitled to vote at the Meeting with each preferred share being equivalent to 10 common shares (total preferred shares equivalent to 2,001,710 common shares outstanding). Hereafter in this report reference to voting Common Stock will also include the Preferred Stock.

The holders of record of 45% of the outstanding shares of the Common Stock will constitute a quorum for the transaction of business at the Meeting, but if a quorum should not be present, the Meeting may adjourn from time to time until a quorum is obtained.

A majority of the shares represented and entitled to vote at the meeting are required for an affirmative vote. An abstain vote will be counted in determining a quorum, but will not be counted as a vote either for or against the issues.


                      ELECTION OF DIRECTORS

The Board of Directors of the Company (the "Board") presently consists of eight members. The directors of the Company are divided into three classes designated as Class I, Class II, and Class III. The term of office of the initial Class I directors expires at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors expires at the second succeeding annual meeting of stockholders, and the term of office of the initial Class III directors expires at the third succeeding annual meeting of stockholders. The initial Class I, Class II, and Class III directors are those directors elected at the June 14, 1991 annual meeting. At each annual meeting after the June 14, 1991 annual meeting, directors to replace those of a Class whose terms expire at such meeting shall be elected to hold office until the third succeeding annual meeting. If the number of directors is changed, the directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Currently serving as
directors are:   Ivan Webb, Karen Lee, and Betty Polston as Class
I directors; John Vuksich and Richard A. Levine as Class II directors; and Howard Siegel, Kenneth Owens, and Glenn Gagnon as Class III directors. David Polston resigned as a Class II director effective March 13, 1997. Richard A. Levine and Glenn Gagnon were appointed as directors during March 1997 to be placed on the ballot for election. The following table sets forth information concerning the persons currently serving as directors of the Company.
                                                      Date First
                                Position With          Elected
 Name                  Age       the Company          as Director
Kenneth Owens          59      Chairman of the           1994
                               Board and President
Ivan Webb              46      Chief Financial           1993
                               Officer and Director
Karen Lee              37      Director                  1989
Betty Polston          63      Director                  1995
Howard B. Siegel       54      Director                  1980
John M. Vuksich        45      Director                  1995
Richard A. Levine      49      Proposed Director*         --
Glenn Gagnon           32      Proposed Director*         --

*Appointed by the Board of Directors to be elected by the shareholders at the 1997 annual meeting.

Family relationships among the Company's officers and directors include: Kenneth Owens and Shawna Owens are father and daughter, and Betty Polston and David Polston are mother and son.

Kenneth Owens, Chairman of the Board and President, has expertise in various areas of business. Beginning in 1961 he performed in a supervisory capacity for several worldwide companies including Becktel and Brown & Root. He has been involved in a variety of projects including: (1) Alaskan oil and gas pipeline; (2) ICBM projects; and (3) underground nuclear testing in Nevada. He has also been active in real estate and agriculture, acquiring a major interest in ranch grazing land and cattle operations in Texas, Arizona, and New Mexico covering hundreds of thousands of acres.

At the present time, he is active in both agricultural ventures and oil and gas operations. He is also consultant for surrounding businesses in south Texas concerning the Railroad Commission of Texas and the Texas Natural Resource Conservation Commission. He incorporated Transcon Energy Corp. in Texas in 1988, and since that time he has incorporated several other companies and holds positions in these companies as President and/or CEO or Director.

Ivan Webb, Chief Financial Officer and Director, is a petroleum landman. He received his Bachelor of Business Administration degree in Management from Tarleton State University (branch of Texas A & M) in 1978. In July, 1992, the Company acquired Houston Oil & Energy, Inc. (HOE). Mr. Webb was an officer and director of HOE for 11 years. He was instrumental in the preparation of four oil and gas public stock offerings in 1972, 1974, 1976 and 1981, being employed by each of these companies to seek oil and gas production plus manage the office operations. Mr. Webb has negotiated the acquisition of more than 200 producing oil and gas wells within the United States.

In addition to the domestic acquisitions, Mr. Webb has been active in leasing foreign oil and gas concessions, mostly in Australia. He has successfully leased over 12,000,000 acres in Queensland, Australia, and has negotiated lease terms with government officials for oil and gas exploration in Argentina, Guyana, and New Zealand. Over the past four years Mr. Webb has acted as an independent consultant and managed the drilling operations of sixteen oil and gas wells in central Texas, thirteen of which have been completed as producers.

Karen Lee, Director, graduated with high honors from Cisco Junior College. She administers the operation of the Company's offices in Springtown, Texas, performs many tasks in connection with the Company's public relations and broker relations programs, does much of the research and writing for filing of Securities and Exchange Commission documents, and is the transfer agent for the Company. Ms. Lee has been employed by the Company for the past 17 years.

Betty Polston, Director, received two Masters degrees and worked as a business/education consultant before moving to South Texas. For the past seven years she has been employed by OCR and Transcon, now subsidiaries of GTII, and has been instrumental in the development of their facilities. She is the office manager, plus is responsible for establishing and keeping current all leases and permits for the entire South Texas operation, which includes OCR, Transcon and Jim Wells. She manages the base field radio and office phone on a 24 hour seven day a week basis, helps coordinate field operations, and handles inquiries from clients, Railroad Commission inspectors, lease holders, suppliers, SEC auditors etc.

Howard B. Siegel, Director, received his Bachelor of Business Administration Degree from the University of Oklahoma in 1966.
He received a Doctor of Jurisprudence Degree from St. Mary's University School of Law in 1969. Mr. Siegel was formerly an attorney for Superior Oil Company, a major oil and gas concern located in Houston. He previously served as Vice President, General Counsel, and a member of the Board of Directors of Tenneco Inc. Federal Credit Union. From August 1989 until January, 1991 he was employed with Hurt, Richardson, Garner, Todd & Cadenhead in Atlanta, Georgia. Mr. Siegel is currently employed as an attorney with Eikenburg & Stiles in Houston, Texas. Mr. Siegel has served in an advisory capacity to the Board of Directors of the Company since March 25, 1980.

John M. Vuksich, Director, received a B.S. degree from the U. S. Military Academy at West Point, a M.S. degree from Stanford University, and another M.S. degree from the Naval War College. From 1987 to 1991 he was the System Element Manager/Operations Research Analyst for the Strategic Defense Initiative Organization in Washington, D. C. From August 1991 to July 1993 he was the Senior Cost Analyst for the Office of the Assistant Secretary of Defense where he conducted independent assessments for the Under Secretary of Defense for Acquisition of selected defense programs, and assessed all elements of the Strategic Defense Initiative. From September 1994 until February 1996 Mr. Vuksich served as the Science Advisor to the Governor of New Mexico.

Dr. Richard A. Levine, proposed Director, received three degrees from State University of New York at Buffalo - B.A., D.D.S., with honors, M.D., with honors. After residencies including the U. S. Army Institute of Surgical Research and Resident in General Surgery at Buffalo General Hospital, and appointments at several hospitals such as Chief of Plastic Surgery at Charleston Veteran's Administration Hospital, and Attending Plastic Surgeon at Medical University of South Carolina, Dr. Levine settled in San Antonio, Texas. He has been self-employed in San Antonio for the past five years, and on the active staff of the Baptist Memorial Hospital System. He is Chairman of the Division of Plastic Surgery for the Baptist Memorial Hospital System, and is the Clinical Associate Professor - Department of Plastic Surgery at the University of Texas Health Science Center at San Antonio. Dr. Levine has had articles published in the "Journal of Plastic and Reconstructive Surgery" and has given numerous presentations on various subjects in his field.

Glenn Gagnon, proposed Director, received a Bachelor of Science degree from Texas A&M University in 1994. From 1990-1994 he was employed by Gold Gyms Inc. and was responsible for marketing, sales and automation of new facilities. He has been employed by Golden Triangle Industries, Inc. since 1994 and is now in charge of public relations for the Company. He established the Dividend Reinvestment and Stock Purchase Plan for the Company and is currently assisting with filing of Securities and Exchange Commission documents.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The Board has recommended and placed on the ballot a proposal to abolish the classification of directors (see "Proposal to Amend the Articles of Incorporation to Abolish the Classification of Directors"). Therefore, each of the eight directors will no longer be in classes, but will be elected to serve a one year term only. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE EIGHT DIRECTORS TO BE ELECTED as directors to hold office until the next annual meeting and until his/her successor has been duly elected and qualified.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is necessary for the election of directors.

                   BOARD AND COMMITTEE MEETINGS

During the fiscal year ended December 31, 1996, the Board held 12 meetings either by actual meeting or telephone conference. All directors participated in at least 75% of the meetings.

The Board maintains a standing Audit Committee, Compensation Committee and Nominating Committee. Kenneth Owens and David Polston are the sole members of the Nominating Committee. Karen Lee and Betty Polston are the sole members of the Compensation Committee. Ivan Webb, John Vuksich, and Shawna Owens are the sole members of the Audit Committee.

The functions of the Audit Committee are to approve the selection of the Company's accountants and to monitor the process by which the Company's financial records are maintained. The primary function of the Compensation Committee is to recommend to the Board the compensation to be paid to the Company's officers, directors, and employees. The primary function of the Nominating Committee is to select nominees for director. Presently the Board of Directors is filled, but in the event a new director is needed, the Nominating Committee would consider nominees recommended by security holders (see "Stockholder Proposals"). These committees met twice during the year with all members of the committees attending each meeting.


                            MANAGEMENT

All of the Company's officers are executive officers who serve, unless otherwise specified by the Board, for a term of one year or until their successors are elected or appointed and qualified. The table below sets forth certain information with respect to the executive officers of the Company.
                                                      Date First
                                 Position With          Elected
    Name                  Age     the Company         as Director
Kenneth Owens*            59    Chairman of the         1994
                                Board and President
Ivan Webb*                46    Chief Financial         1993
                                Officer and Director
Shawna Owens              24    Secretary/Treasurer     1995

*See "Election of Directors" for biographical information.

Shawna Owens, Secretary/Treasurer, attended Texas A&M University and has experience in management, accounting and public relations with different law firms. Ms. Owens worked in Washington, D. C. for Senator Pete Dominici of New Mexico and also worked with the Sergeant of Arms for the U. S. Senate Chambers. She is in charge of bookkeeping and was instrumental in automating GTII's accounting. Ms. Owens also performs public relations duties for the Company. She has been employed by the Company since August, 1995.

                           COMPENSATION

Officer Compensation

The following table sets forth certain information as to each of the Company's executive officers for the past three fiscal years.

                                     Salary Cash    Bonus Cash
      Name and                       Compensation   Compensation
  Principal Position        Year          ($)            ($)
Kenneth Owens               1994            -0-
Chairman and President      1995            -0-
                            1996            -0-

Ivan Webb                   1994         33,365
Chief Financial             1995         38,926
 Officer                    1996         17,037

Shawna Owens                1994            -0-
Secretary/Treasurer         1995          5,500
                            1996         13,410          5,500

Director Compensation

In 1994 each director, with the exception of Robert Kamon who volunteered to forego his fee, received $2,000 cash for services rendered in their capacities as directors; no stock was issued for directors' fees. In 1995, the Board approved a $1,500 fee for each director to be paid as cash or 500 shares of stock; the fee was paid in cash to six directors, and in stock to four directors. In 1996, the Board approved a $1,500 fee for each director to be paid as cash or 500 shares of stock. To date, the fee has not yet been paid.

Compensation Committee Report

The Board of Directors delegates responsibility for executive compensation to the Compensation Committee which is comprised of two of the directors on the Board. This committee reviews the salaries of each of the officers of the Company, as well as recommends the directors' fees for the year. The committee recommended to the Board that all salaries remain at the same level for all officers during 1996, that a bonus progam in place for two officers/employees be terminated, and that directors' fees be set at $1,500 cash or 500 shares of stock for 1996.

Performance Graph - Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the NASDAQ Stock Market and the NASDAQ Non-Financial Stocks. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at December 31, 1992. GTII's numbers reflect a 1-for-20 reverse stock split in 1993 and a 1-for-2.5 reverse stock split in 1995.

         Comparison of Five-Year Cumulative Total Return

    12-31              1992     1993       1994     1995       1996

GTII Stock            100.00    67.50      51.47    72.88      57.75

NASDAQ Stocks         100.00   114.80     112.21   158.68     195.19

Non-Financial         100.00   115.45     111.02   154.71     187.97
 Stocks


                       CERTAIN TRANSACTIONS

During 1996, GTII borrowed money to purchase the use of the Amando Disposal Facility, $313,000 of which was borrowed from directors of GTII, directors' family members, and security holders known to own more than 5% of the Company. Following is a table showing the related party who loaned the money to GTII, date of loan, amount of loan, interest rate, and the date GTII repaid the loan.

                       Amount of        Date of   Interest      Date
 Name                     Loan            Loan      Rate      Paid Off
Kenneth Owens           $120,000        04/23/96    24%        12/30/96
Betty Polston           $100,000        04/23/96    24%        10/22/96
John Vuksich            $ 15,000        04/23/96    24%        05/18/96
Ken Kamon               $ 38,000        04/23/96    24%        05/18/96
Derald Polston          $ 40,000        05/05/96    24%        10/22/96

GTII repaid all loans plus interest before the 1996 year end.

Several of the officers and directors of the Company have invested in the oil and gas business, either directly or through entities in which they have an interest. Certain of these interests could directly compete with the interests of the Company. Although the Company is not aware of any present conflicts of interest, such present or future activities on the part of the officers and directors could directly compete with the interests of the Company. If the Company should enter into future transactions with its officers, directors or other related parties, the terms of any such transaction will be as favorable to the Company as those which could be obtained from an unrelated party in an arm's-length transaction.

                      PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the Company's common stock as of April 1, 1997 with respect to (1) each person known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's directors, and (iii) all directors and officers of the Company as a group. The title of class is common stock, $.001 par value.

NOTE: Some of the following shareholders have exchanged all or a portion of their common shares for preferred shares. In accordance with the Preferred Stock Plans, the preferred shares have the same voting rights as if they were common shares. Therefore, the shares are listed below as common shares with a footnote following to explain the breakdown of the number of common and the number of preferred each person holds.

                                   # of Shares
          Name and                Beneficially       Percent of
    Address of Stockholder           Owned             Class

     Kenneth Owens                 1,314,543  (1)       33.18%
     P. O. Box 125
     Magdalena, NM 87825

     Howard B. Siegel                    500            00.01%
     14760 Memorial Dr.
     Ste. 300-228
     Houston, TX 77079

     Karen Lee                         4,656            00.12%
     104 Fossil Court
     Springtown, TX 76082

     Ivan Webb                         5,300            00.13%
     P. O. Box 31
     Cisco, TX 76437

     Betty Polston                   282,458  (2)       07.13%
     P. O. Box 470
     Zapata, TX 78076

     John Vuksich                     10,500  (3)       00.27%
     4322 Shadow Oak Lane
     Austin, TX 78746

     Shawna Owens                      2,000  (4)       00.05%
     P. O. Box 22010
     Albuquerque, NM 87154

     Dr. Richard A. Levine             3,637            00.09%
     8500 Village Drive
     Ste. 102
     San Antonio, TX 78217

     Glenn Gagnon                      1,998  (5)       00.05%
     8504 Sonoma Valley N.E.
     Albuquerque, NM 87122

     All directors and officers
       as a group (8 persons)      1,625,592  (6)       41.03%

     David Polston                   278,808  (7)       07.04%
     P. O. Box 470
     Zapata, TX 78076

     Ken Kamon                       252,595  (8)       06.38%
     P. O. Box 10589
     Midland, TX 79072

Note: The stockholders identified in the table above have sole voting and investment power with respect to the shares beneficially owned by them.

        (1)  Common - 13,493; Preferred B - 130,105
        (2)  Common - 14,558; Preferred B - 26,790
        (3)  Common - 500; Preferred B - 1,000
        (4)  Preferred B - 200
        (5)  Common - 198; Preferred B - 180
        (6)  Common - 42,842; Preferred B - 158,275
        (7)  Common - 28,808; Preferred B - 25,000
        (8)  Common - 172,595; Preferred A - 6,500; Preferred B - 1,500


Changes in Control

No changes in control occurred during 1996, and management is not aware of any present arrangements that would cause a change in control in the future.

    PROPOSAL TO RATIFY THE ELECTION OF INDEPENDENT ACCOUNTANTS

Background and Description

Pursuant to the recommendations of the Audit Committee, the Board has selected Robert Early & Company, P.C. to audit the accounts of the Company and its subsidiaries for 1997. Such firm has served as the Company's independent accountants for the past fourteen (14) years. A representative of Robert Early & Company, P.C. is expected to be present at the Meeting. He will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

In addition to its audit services in 1996, Robert Early & Company, P.C. prepared the Company's 1996 federal income tax returns; its fees for this non-audit function amounted to less than 5% of its fees for audit services. Management believes that the performance of these non-audit functions does not affect the independence of Robert Early & Company, P.C.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative votes of the holders of a majority of the issued and outstanding shares of Common Stock is necessary for the ratification of the selection of accountants. THE BOARD OF
DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


         PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
            TO ABOLISH THE CLASSIFICATION OF DIRECTORS

During 1991, in an effort to protect the Company from potential takeovers, directors recommended and shareholders approved the establishment of three separate classes for the Board of Directors. It is the current administration's philosophy that the chance for any potential takeover is very low because of the large stock position of insiders. Therefore the Board recommends that the Articles of Incorporation be amended to abolish the classification of directors, and to elect all directors to serve a one year term.

Following is the proposed amendment to the Articles of Incorporation.

The following paragraph will be deleted at the end of Article V:
"Classification of directors. When the Board of Directors consists of six or more members, in lieu of electing the whole number of directors annually, the directors shall be divided into two or three classes. Each class is to be as nearly equal in number as possible with the term of office of directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that the third class, if any, will expire at the third annual meeting after their election. At each annual meeting thereafter directors will be elected to fill the class whose term then expires for them to continue for two or three years depending upon the number of classes. Should the directors vote to have less than six directors, then the system of classification would cease as the director's term expires bringing the number below this figure."

Article V, Paragraph 1, will be amended to hereafter read as follows: "The number of directors of the corporation shall be not less than three. The number of directors may be increased or decreased to not less than three at any time by resolution passed by a majority of the entire Board at any regular or special meeting of said Board. Each director shall hold office until the next annual meeting of shareholders and until his/her successor has been elected and qualified. Directors need not be residents of the state of incorporation or shareholders of the corporation."

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is necessary for the adoption of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL TO AMEND
THE COMPANY'S ARTICLES OF INCORPORATION TO ABOLISH THE
CLASSIFICATION OF DIRECTORS.

  PROPOSAL FOR A 1-FOR-3.5 REVERSE SPLIT OF THE COMPANY'S STOCK

The Board of Directors recommends a 1-for-3.5 reverse split of the stock from 1,960,377 Common Shares presently outstanding to approximately 560,108 outstanding after the reverse split, 11,586 Class A Preferred Shares presently outstanding to approximately 3,311 after the reverse split, and 188,585 Class B Preferred Shares presently outstanding to 53,882 after the reverse split.

The proposed reverse split will not require a change in the authorized shares, nor a change in the par value of the shares. As a result, the Common Stock account of the Company's balance sheet will be reduced by 29% of its present amount with the Paid-In Capital account being credited with the amount by which the Common Stock account is reduced.

If the proposed reverse split is approved by shareholders, each holder of record of Common or Preferred Stock on the effective date of the proposed reverse split will thereafter be deemed to hold one (1) share of Common or Preferred Stock for every three and a half (3.5) shares held as of the effective date.

No fractional shares will be issued. Fractional shareholdings resulting from the proposed reverse stock split will be rounded up to the next whole number of shares. This method will cause a slight increase in the total number of shares outstanding after the reverse split from the number stated. The actual number of shares outstanding will not be determined until the record date for the reverse split.

Purpose and Effect of the Proposed Reverse Stock Split

The principal effect of the proposed reverse stock split will be to decrease the number of shares outstanding and increase the price per share of the stock.

The Board of Directors is of the opinion that the proposed reverse stock split is advisable and in the best interest of the Company and its shareholders. The Company is currently listed on the NASDAQ SmallCap Market tier of the NASDAQ Stock Market, with a goal to obtain listing on the NASDAQ National Market ("NASDAQ National") or the American Stock Exchange ("AMEX"). The main requirements to be listed on NASDAQ National are to have net income of not less than $750,000 before income taxes and a share price of $5.00 per share. To be listed on AMEX also requires $750,000 in net income before taxes and a stock price of $3.00 per share. The Company reported net income before income taxes of $1,139,029 for the year ended December 31, 1995 and $1,026,733 for the year ended December 31, 1996, which meets the net income requirement of both of these exchanges.

The Board believes that having GTII listed on a national market will result in the increased tradeability of the shares with a much broader market for the stock. A listing on NASDAQ National or AMEX offers more visibility of the Company's stock as major newspapers carry these markets. Exposure through either of these markets also builds analyst confidence, as well as attracts more sophisticated investors. Also of importance are the benefits gained from the special services provided by both of these exchanges.

Because of the dramatic improvement in the Company's financial condition in the last two years, the Company has now met all requirements to move up to a national market, with the exception of the stock price requirement. To achieve the stock price requirement led the Directors to propose the 1-for-3.5 reverse stock split for the purpose of getting the price up to a level for consideration by NASDAQ National or AMEX. The increased price level may also encourage interest and trading in the Company's Common Stock. However, there is no assurance that the proposed reverse stock split will result in increased stock prices, or if the price per share level of the Common Stock immediately after the reverse stock split will be maintained for a period of time to satisfy the national listing requirements for either NASDAQ National or AMEX.

The Common and Preferred Stock issued pursuant to the proposed reverse stock split will be fully paid and nonassessable. The voting rights and other rights that accompany the Common and Preferred Stock will not be altered by the change. It is not anticipated that the number of shareholders of record will be reduced in any material respect by this transaction.

The receipt of Common or Preferred Stock in the proposed reverse split should not result in any taxable gain or loss to shareholders for federal income tax purposes. For tax purposes, the holding period of the shares immediately prior to the effective date of the proposed reverse stock split will be included in the holding period of the Common or Preferred Stock received in the proposed reverse stock split.

Effectiveness

If the proposal is approved by the shareholders, the Board of Directors will set the date of record for determining holders who will participate in the proposed reverse stock split.

Upon the effectiveness of the proposed reverse stock split, the Company will mail to each shareholder a letter of transmittal with instructions for the surrender of each shareholders' shares of Common or Preferred Stock. Please do not transmit shares of Common or Preferred Stock for exchange prior to notification and receipt of the letter of transmittal.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative vote of the holders of a majority of the issued and outstanding shares of Common and Preferred Stock is necessary for the adoption of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF
THE PROPOSAL TO EFFECT A 1-FOR-3.5 REVERSE SPLIT OF THE COMPANY'S
COMMON AND PREFERRED STOCK.

                          OTHER MATTERS

The Board knows of no other matters to be brought before the Meeting. However, if other matters calling for stockholder action should properly come before the Meeting, it is the intention of each person named in the proxy to vote thereon in accordance with his or her best judgement.

                        PROXY SOLICITATION

THE ENCLOSED PROXY FORM IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY.

The entire cost of preparing, assembling, printing, and mailing the proxy form and proxy materials used in the solicitation of proxies will be paid by the Company. The Company will request banks, brokers and other fiduciaries to send the Company's proxy materials to their principals, and the Company will reimburse said fiduciaries for their mailing and related expenses. In addition to the use of the mails, solicitation may be made by officers, directors and regular employees of the Company by telephone, facsimile and personal interview. The Company does not expect to pay any compensation to such persons, other than their regular compensation, for their services in soliciting proxies.

                   ANNUAL REPORT AND FORM 10-K

The 1996 Annual Report to the Stockholders of the Company is enclosed together with this proxy statement.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1996. SUCH REQUESTS SHOULD BE DIRECTED TO GOLDEN TRIANGLE INDUSTRIES, INC.,
P. O. BOX 22010, ALBUQUERQUE, NEW MEXICO 87154.

                      STOCKHOLDER PROPOSALS

Any interested stockholder may submit a proposal concerning the Company to be considered by the Board for inclusion in the proxy statement and form of proxy relating to next year's Annual Meeting of Stockholders. In order for any proposal to be so considered, the proposal must be in writing and received by the Company on or before January 15, 1998. Stockholder proposals should be submitted to Golden Triangle Industries, Inc., P. O. Box 22010, Albuquerque, New Mexico 87154.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Shawna Owens
                              Secretary


                              Albuquerque, New Mexico


=================================================================

                              PROXY
                 GOLDEN TRIANGLE INDUSTRIES, INC.
                     (A Colorado Corporation)
                         P. O. Box 22010
                  Albuquerque, New Mexico 87154

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GOLDEN
TRIANGLE INDUSTRIES, INC.

The undersigned hereby appoints Kenneth Owens, Howard Siegel, Karen Lee, Ivan Webb, Betty Polston, and John Vuksich, or any of them (with full power to act alone and to designate substitutes), proxies of the undersigned, with authority to vote and act with respect to all shares of the common stock of Golden Triangle Industries, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 17, 1997 at 2:00 p.m. (Mountain Time) and at any adjournment thereof, upon the matters noted below and upon any other matters that may properly come before the Meeting or any adjournment thereof. Said proxies are directed to vote as checked below upon the following matters, and otherwise in their discretion. An abstain vote will be counted in determining a quorum, but will not be counted as a vote either for or against the issues.

(1) To elect as directors the following nominees: Kenneth Owens, Howard Siegel, Karen Lee, Ivan Webb, Betty Polston, John
    Vuksich, Richard A. Levine, and Glenn Gagnon

    [ ]   FOR all of the foregoing nominees
    [ ]   WITHHOLD AUTHORITY to vote for all of the foregoing
          nominees
    [ ]   ABSTAIN

NOTE: TO WITHHOLD AUTHORITY FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME. UNLESS AUTHORITY TO VOTE FOR ALL OF THE FOREGOING NOMINEES IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EACH NOMINEE WHOSE NAME IS NOT STRUCK.

(2) To ratify the selection of Robert Early & Company, P.C. as the independent auditor for 1997.

                 VOTE FOR  VOTE AGAINST    ABSTAIN
                    [ ]        [ ]          [ ]

(3) To approve the proposal to amend the Company's Articles of Incorporation to abolish the classification of directors.

                 VOTE FOR  VOTE AGAINST    ABSTAIN
                    [ ]        [ ]          [ ]

(4) To approve the proposal of a 1-for-3.5 reverse split of the Company's stock.

                 VOTE FOR  VOTE AGAINST    ABSTAIN
                    [ ]        [ ]           [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IN THE ABSENCE OF SPECIFIC DIRECTIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED, FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS, FOR THE AMENDMENT TO THE ARTICLES TO ABOLISH THE CLASSIFICATION OF DIRECTORS, AND FOR THE 1-FOR-3.5 REVERSE SPLIT OF THE STOCK. If any other business is transacted at the Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote FOR each of the listed propositions. This Proxy may be revoked prior to its exercise.

Note: Please sign exactly as name(s) appear on the stock certificate. An attorney, executor, administrator, trustee or guardian or other fiduciary should sign as such. ALL JOINT
OWNERS MUST SIGN.

Dated:


                                  Signature of Stockholder(s)



                                  Signature of Stockholder(s)